True Leaf Accelerates Momentum with New Appointment for Cannabis Division

September 22, 2021 - Vernon, B.C. - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") is executing on its strategy and vision as it prepares to launch an innovative plant-forward, people-centric brand which it believes can empower the entire craft industry to grow. Legacy market veteran Andrew Gordon has been appointed Vice President of Strategic Growth of the Company's True Leaf Cannabis Inc. ("True Leaf Cannabis") division. He will transition to Chief Executive Officer of the division upon security clearance and Health Canada approval.

True Leaf believes the division will benefit from Andrew's vast experience working with diverse stakeholders and regulators to build accountable, community-responsive, and financially sustainable business models in the cannabis industry. Previously, he was Senior Vice President of Kiaro Brands Inc., a publicly traded omnichannel cannabis retailer with wholesale distribution and retail stores across Canada and e-commerce sales in North America and Australia. As Vice President and Co-Chair of the Membership Committee for the BC Craft Farmers Co-op, he led efforts to grow the membership base to more than 200 members and supporters from across Canada and the U.S. and has driven forward key community fundraisers promoting fair access and opportunities for medical cannabis patients and BIPOC communities.

"Andrew's wealth of industry experience, combined with his compassionate approach and advocacy for the destigmatization of cannabis, have made him a well-known and respected industry professional," said Darcy Bomford, CEO of True Leaf. "He is committed to ensuring True Leaf Cannabis continues to work towards making a meaningful economic impact within the local community and is inspired to drive sustainable growth and set strong revenue targets to increase shareholder value through an authentic working relationship with craft cannabis producers."

"I believe bringing True Leaf's innovative services model to life will alleviate key bottlenecks and inefficiencies within the regulated supply chain, especially here in British Columbia where so many producers are shipping their products out of province to be processed," said Andrew Gordon. "True Leaf intends to offer an innovative shared revenue model, along with integrated processing and market activation services."

Andrew will lead customer acquisition and, once he has obtained security clearance and approval from Health Canada, operations at the Company's craft cannabis hub facility in Lumby. Once Mr. Gordon transitions to the role, Darcy Bomford will step down as Chief Executive Officer of the division and continue to serve as Chief Executive Officer and director of the parent company, True Leaf Brands Inc.

Legacy market veteran Andrew Gordon will lead a new phase of growth at True Leaf Cannabis Inc.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com

1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not Andrew Gordon will successfully complete the security clearance process and obtain Health Canada approval, whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.